Exhibit 99.1

Erie Indemnity Company Reports First Quarter 2009 Results

Erie, Pa., April 30, 2009 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the first quarter 2009.

Key points for the first quarter 2009:

•	Net income per share-diluted was $0.19 per share in the first quarter 2009, compared to $0.51 per share in the first quarter of 2008.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) decreased to $0.29 per share in the first quarter of 2009, from $0.78 per share for the same period one year ago.

•	Losses from limited partnership investments were $0.32 per share, after tax, for the first quarter of 2009 compared to earnings of $0.09 per share, after tax, from the first quarter 2008.

•	Insurance underwriting losses totaled $0.07 per share, after tax, for the first quarter of 2009 compared to gains of $0.04 per share, after tax, in the first quarter 2008.

•	Gross margins from management operations decreased slightly to 18.9 percent in the first quarter of 2009, compared to 19.1 percent in the first quarter of 2008, driven by higher non-commission operating costs for various information technology initiatives.

•	The GAAP combined ratio of the insurance underwriting operations was 111.2 in the first quarter of 2009 compared to 92.1 in the first quarter of 2008 driven by higher catastrophe losses, higher current accident year loss costs and adverse development of prior accident year loss reserves.

“Clearly people are looking for service and financial protection they can count on in this economy,” said Terrence W. Cavanaugh, president and chief executive officer. “Our operating and financial strength have helped us to continue to attract and retain more customers.”

Details of first quarter 2009 results — Segment Basis:

Management operations

Management fee revenue was flat for the first quarter of 2009 compared to the first quarter of 2008. The management fee rate was set by the Company’s Board of Directors at its maximum level of 25 percent for both 2009 and 2008. Direct written premiums of the Property and Casualty Group, upon which the management fee is calculated, increased 0.3 percent in the first quarter of 2009, compared to the first quarter of 2008. Increases in policies in force were offset by reductions in average premium.

Policies in force grew 3.2 percent to over 4.0 million at March 31, 2009 compared to 3.9 million at March 31, 2008. Growth in policies in force is the result of continuing improvements in policyholder retention and increased new policies sold. The policy retention ratio improved to 90.8 percent at March 31, 2009, compared to 90.6 percent at December 31, 2008, and 90.4 percent at March 31, 2008. The year-over-year average premium per policy was $944 compared to $969 at March 31, 2009 and 2008, respectively.

The cost of management operations increased 0.8 percent to $193.3 million in the first quarter of 2009, from $191.7 million for the same period in 2008. Commission costs, the largest component of the cost of management operations, decreased slightly to $129.2 million, or 0.4 percent, in the first quarter 2009 from $129.8 million in the first quarter of 2008. Estimates for agent bonuses decreased $1.8 million in the first quarter of 2009, offset by increases in normal and accelerated rate commissions to agents of $1.5 million.

First quarter cost of management operations, excluding commission costs, increased 3.4 percent to $64.0 million from $61.9 million. Personnel costs decreased 1.5 percent, or $0.5 million, in the first quarter of 2009. Executive severance costs decreased to $0.5 million in the first quarter of 2009 compared to $1.1 million in the first quarter of 2008. Offsetting this decrease was a $0.4 million increase in employee benefit costs, driven by higher pension benefit costs due to the change in the discount rate assumption used to calculate the pension expense to 6.06 percent in 2009 from 6.62 percent in 2008.

All other operating costs increased 12.2 percent, or $1.6 million, in the first quarter of 2009 compared to the first quarter of 2008. First quarter of 2009 consulting fees increased $1.9 million primarily due to contract labor costs related to various technology initiatives.

Insurance underwriting operations

The Company’s insurance underwriting operations generated losses of $5.8 million in the first quarter of 2009 compared to gains of $4.1 million in the first quarter of 2008. The Property and Casualty Group’s adjusted statutory combined ratio was 108.6 in the first quarter of 2009 compared to 88.9 for the same period in 2008.

•	Catastrophe losses, a majority of which were from wind and hail storms in Pennsylvania and Ohio in 2009, contributed 7.7 points or $4.0 million to the GAAP combined ratio in the first quarter of 2009 compared to 1.6 points, or $0.8 million, in the first quarter of 2008.

•	The loss and loss adjustment expense ratio related to the current accident year, excluding catastrophe losses, was 74.0 percent in the first quarter of 2009, which was 3.1 points higher than the first quarter of 2008.

•	Development of prior accident year loss reserves contributed 4.0 points, or $2.1 million, to the combined ratio in the first quarter of 2009, compared to an improvement of 5.3 points, or $2.7 million, for the first quarter of 2008.

The Property and Casualty Group’s adverse development in the first quarter of 2009 on prior accident years was primarily the result of increasing loss cost trends on automobile bodily injury and commercial liability claims and one large workers compensation claim. The favorable development in 2008 was primarily the result of sustained improved severity trends on automobile bodily injury and on uninsured/ underinsured motorist bodily injury.

Investment operations

Losses from investment operations were $25.6 million for the first quarter of 2009, compared to $5.2 million for the first quarter of 2008, driven by losses on the Company’s limited partnership investments. Equity in losses of limited partnerships totaled $28.0 million in the first quarter of 2009 compared to earnings of $8.0 million in the first quarter of 2008. The financial statements of the limited partnerships, which serve as the primary basis for the valuation of limited partnership interests pertaining to the fourth quarter of 2008, were received during the first quarter of 2009. The significant decline reflects the volatility in market conditions experienced during the fourth quarter of 2008.

Net realized losses on investments were $8.4 million in the first quarter of 2009 compared to $24.6 million in 2008. Net realized losses on investments in the first quarter of 2009 include $4.6 million of impairment charges and $2.3 million of unrealized losses on trading securities. In the first quarter of 2008, impairment charges were $12.0 million and unrealized losses on trading securities were $13.7 million.

Net investment income, which includes primarily interest and dividends on the Company’s bonds and stocks, increased by 7.2 percent to $12.5 million for the quarter ended March 31, 2009, from $11.7 million for the same period in 2008, due to increased bond amortization.

Equity in losses of Erie Family Life Insurance Company was $1.7 million in the first quarter of 2009 compared to $0.3 million in the first quarter of 2008, primarily due to losses from limited partnership investments and impairment charges recognized on investments.

In the first quarter of 2009, the Company repurchased 42,200 shares of its outstanding Class A common stock at a total cost of $1.2 million in conjunction with its stock repurchase plan. At March 31, 2009, approximately $88.7 million of repurchase authority remains under this plan through June 30, 2009.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.0 million policies in force and operates in 11 states and the District of Columbia.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2009 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volumes, and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following: factors affecting the property/casualty and life insurance industries generally, including price competition, legislative and regulatory developments, government regulation of the insurance industry including approval of rate increases, the size, frequency and severity of claims, natural disasters, exposure to environmental claims, fluctuations in interest rates, inflation and general business conditions; the geographic concentration of our business as a result of being a regional company; the accuracy of our pricing and loss reserving methodologies; changes in driving habits; our ability to maintain our business operations including our information technology system; our dependence on the independent agency system; the quality and liquidity of our investment portfolio; our dependence on our relationship with Erie Insurance Exchange; and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. A forward-looking statement speaks only as of the date on which it is made and reflects the Company’s analysis only as of that date. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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